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                                                                     EXHIBIT 4.4

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is executed effective as of October 27, 1997, by and among PAT ROBERTSON ("Purchaser") and GLOBENET INTERNATIONAL I, INC., a Delaware corporation (the "Corporation").

                              W I T N E S S E T H.

         WHEREAS, the Corporation desires to sell and Purchaser desires to purchase (a) One Million (1,000,000) shares (the "Shares") of the $.001 par value common stock ("Common Stock") of the Corporation pursuant to the terms and conditions set forth in this Agreement; and

         WHEREAS, the Corporation desires to sell and Purchaser desires to purchase warrants in the form attached hereto as Exhibit "A" and incorporated herein by reference (the "Warrants") to purchase One Million (1,000,000) shares of the Common Stock of the Corporation pursuant to the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

         1. Sale and Purchase of the Shares and the Warrants. The Corporation hereby agrees to sell and issue to Purchaser the Shares and the Warrants, and Purchaser agrees to purchase such Shares and Warrants on the terms and conditions set forth herein.

         2. Purchase Price and Payment. The purchase price (the "Purchase Price") which Purchaser agrees to pay to the Corporation for the Shares and Warrants is an aggregate purchase price of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000.00) at the Closing (as defined below). The Purchase Price shall be paid as follows:

            (a) The payment of One Million Dollars ($1,000,000.00) by cashiers's check, wire transfer or other readily available funds to the Corporation at the Closing; and

            (b) Effective as of the Closing, the cancellation of that certain promissory note in original principal amount of Two Hundred Fifty Thousand Dollars ($250,000.00) payable by Royal Bodycare, Inc., a subsidiary of the Corporation, to the order of Purchaser dated November 18, 1994 (the "Note").

         3. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on such date on or before October 29, 1997, as determined by Purchaser upon notice to the Corporation. At the Closing the Corporation shall deliver to Purchaser a certificate representing the Shares (or if the Certificate is not available at Closing, then the Certificate shall be delivered as soon as practicable after Closing) and the Warrants in the form attached hereto as Exhibit "A", and Purchaser shall deliver to the Corporation the cash portion of the Purchase Price, and Purchaser shall surrender the original Note to the Corporation for cancellation.


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         4. Representations and Warranties of the Corporation. The Corporation
represents, warrants, and covenants to purchaser as follows:

                (a) The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the provisions of this Agreement.

                (b) All corporate action on the part of the Corporation necessary for the authorization, execution and delivery of this Agreement, the performance of the all obligations of the Corporation hereunder and the authorization, issuance of delivery of the Shares have been taken, and this Agreement, when executed and delivered, will constitute valid and legally binding obligation of the Corporation, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditor's rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

                 (c) The Shares when sold and issued in accordance with the terms of this Agreement will be duly and validly issued, fully paid and nonassessable.

                 (d) As of the date hereof, the Corporation has 50,000,000 shares of Common Stock authorized, of which 12,261,627 are issued and outstanding.

         5. Representations and Warranties of Purchaser. Purchaser represents, warrants and covenants to the Corporation as follows:

                 (a) Purchaser has the full power and authority to make and enter into this Agreement.

                 (b) There is no agreement or understanding of any sort which prohibits Purchaser from entering into or carrying out this Agreement.

                 (c) Purchaser (i) is acquiring the Shares and Warrants for his own account for investment, not as nominee or agent, and not with a view to or for sale in connection with any distribution or any part thereof and (ii) has no present intention of selling, granting participation in, or otherwise distributing the same. Purchaser understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") by reason of the reliance by the Corporation on exemptions from the registration requirement of the Securities Act pursuant to Section 4(2) thereof or under any "Blue Sky" law of any state by reason of the reliance by the Corporation on exemptions thereunder, and that the Corporation's reliance is predicated in part on Purchaser's

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         representations set forth herein. By reason of his business and financial experience, purchaser has the capacity to protect his own interests in connection with the transactions contemplated hereby and is able to bear the economic risk thereof.

                  (d) Purchaser is an accredited investor as such term is defined in Regulation D.

                  (e) Purchaser acknowledges that he has been given an opportunity to examine such instruments, documents and other information relating to the Corporation as he has deemed necessary or advisable in order to make an informed decision relating to his purchase of the Shares and the Warrants, that he has been afforded an opportunity to ask questions and to obtain any additional information necessary in order to verify the accuracy of the information furnished and that he has in fact, asked all such questions and reviewed all such instruments, documents and other information as he deems necessary under the circumstances.

                  (f) Purchaser understands that the Shares and Warrants (and any Common Stock issued on exercise thereof) may not be sold, transferred, or otherwise disposed of without registration under applicable securities laws or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares and the Warrants (or the Common Stock issued on exercise thereof) or an available exemption from registration under applicable securities laws, the Shares and Warrants (and any Common Stock issued on exercise thereof) must be held indefinitely.

                  (g) To the extent applicable, each certificate or other document evidencing any of the Shares and the Warrants or any Common Stock issued upon exercise thereof shall be endorsed with the legend set forth below:

                 "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD. TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

                  (h) The Corporation shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel at such holder's expense (which counsel may be counsel for the Corporation) reasonably acceptable to the Corporation to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

         6. The corporation's conditions Precedent. The obligations of the Corporation hereunder are subject to the representations and warranties of Purchaser contained herein being true and correct as of Closing.

STOCK PURCHASE AGREEMENT - Page 3


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         7. Purchaser's Conditions Precedent. The obligations of Purchaser hereunder are subject to the representations and warranties of the Corporation contained herein being true and correct as of Closing.

         8. Registration Rights.

            (a) Certain Definitions. As used in this Paragraph 8, the following terms shall have the meanings set forth below:

                (i) "Commission" shall mean the Securities and Exchange
            commission or any other federal agency at the time administering the Securities Act.

                (ii) "Exchange Act" shall mean the Securities Exchange Act of
            1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

                (iii) "Holder" shall mean the Purchaser and any holder of
            Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Paragraph 8(h) hereof.

                (iv) "Initiating Holders" shall mean any Holder or Holders who in the aggregate hold not less than fifty percent (50%) of the outstanding Registrable Securities.

                (v) "Other Stockholders" shall mean persons other than Holders who, by virtue of agreements with the Corporation, are entitled to include their securities in certain registrations hereunder.

                (vi) "Registrable Securities" shall mean (A) the Shares, (B)
            shares of Common Stock issued or issuable pursuant to the exercise of the Warrants and (C) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (A) or (B) above, provided, however, that Registrable Securities shall not include any shares of Common Stock which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor's rights under this Agreement are not assigned.

                (vii) The terms "register," "registered" and "registration"
            shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

                (viii) "Registration Expenses" shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation,

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            all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Corporation, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of counsel for the Holders or the compensation of regular employees of the Corporation, which compensation shall be paid in any event by the Corporation.

                (ix) "Restricted Securities" shall mean any Registrable
            Securities required to bear the legend set forth in Paragraph 5(g) hereof.

                (x) "Rule 144" shall mean Rule 144 as promulgated by the
            Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

                (xi) "Rule 145" shall mean Rule 145 as promulgated by the
            Commission under the Securities Act, as such Rule nay be amended from time to time, or any similar successor rule that may be promulgated by the commission.

                (xii) "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

                (xii) "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

            (b) Requested Registration.

                (i) Request for Registration. If the Corporation shall receive from Initiating Holders at any time or times not later than five
            (5) years after the date of this Agreement a written request that the Corporation effect any registration with respect to all or a part of the Registrable Securities having an aggregate offering price, net of underwriting discounts and expenses, equal to or exceeding $4.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and the aggregate proceeds of which (after deduction for underwriter's discounts and expenses related to the issuance) exceed $7,500,000, the Corporation will:

                           (A) promptly give written notice of the proposed
                  registration to all other Holders; and

                           (B) as soon as practicable, use its best efforts to
                  effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the

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                  Securities Act) and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Corporation within twenty (20) days after such written notice from the Corporation is mailed or delivered.

                  The Corporation shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Paragraph 8(B):

                                    (I) In any particular jurisdiction in which
                           the Corporation would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Corporation is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                                    (II) After the Corporation has initiated two
                           such registrations pursuant to this Paragraph 8(b);

                                    (III) During the period starting with the
                           date sixty (60) days prior to the Corporation's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Corporation-initiated registration; provided that the Corporation is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

                                    (IV) If the Initiating Holders propose to
                           dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Paragraph 8(c) hereof;

                                    (V) If the Initiating Holders do not request
                           that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Corporation, which consent will not be unreasonably withheld); or

                                    (VI) If the Corporation and the Initiating
                           Holders are unable to obtain the commitment of the underwriter described in clause (V) above to firmly underwrite the offer.

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                (ii) Subject to the foregoing clauses (I) through (VI), the
            Corporation shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders; provided, however, that if (A) in the good faith judgment of the Board of Directors of the Corporation, such registration would be seriously detrimental to the Corporation and the Board of Directors of the Corporation concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (B) the Corporation shall furnish to such Holders a certificate signed by the President of the Corporation stating that in the good faith judgment of the Board of Directors of the Corporation, it would be seriously detrimental to the Corporation for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Corporation shall have the right to defer such filing (except as provided in clause (III) above) for a period of not more than one hundred eighty (180) days after receipt of the request of the Initiating Holders, and, provided further, that the Corporation shall not defer its obligation in this manner more than twice in any twelve-month period.

                (iii) Underwriting. The right of any Holder to registration pursuant to Paragraph 8(b) shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder with respect to such participation and inclusion) to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities he holds.

            (c) Registration on Form S-3.

                (i) The Corporation shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Corporation has qualified for the use of the Form S-3, in addition to the rights contained in the foregoing provisions of this Paragraph 8, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), provided, however, that the Corporation shall not be obligated to effect any such registration if (A) the Holders, together with the holders of any other securities of the Corporation entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $1,000,000, or (B) in the event that the Corporation shall furnish the certification described in Paragraph 8(b)(i)(B) (but subject to the limitations set forth therein) or (C) in a given twelve-month period, the Corporation has effected one (1) such registration in such period or (D) it is to be effected more than five (5) years after the date of this Agreement.

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                (ii) If a request complying with the requirements of Paragraph
            8(c) hereof is delivered to the Corporation, the provisions of Paragraphs 8(b)(i)(A) and (B) and 8(b)(ii) hereof shall apply to such registration. If the registration is for an underwritten offering, the provisions of Paragraph 8(b)(iii) hereof shall apply to such registration.

            (d) Registration Procedures. In the case of each registration effected by the Corporation pursuant to this Paragraph 8, the Corporation will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Corporation will use its best efforts to:

                (i) Keep such registration effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Corporation;

                (ii) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

                (iii) Furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

                (iv) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Corporation are then listed;

                (v) Provide a transfer agent and registrar for all Registrable
            Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

                (vi) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Paragraph 8(b) hereof, the Corporation will enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions and provided further that if the underwriter so requests the underwriting agreement will contain customary contribution provisions.

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            (e) Indemnification.

                (i) The Corporation will indemnify each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Paragraph 8, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other documents (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Corporation of the Securities Act or any rule or regulations thereunder applicable to the Corporation and relating to action or inaction required of the Corporation in connection with any such registration, qualification, or compliance and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Corporation will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Corporation by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Paragraph 8(e)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Corporation (which consent has not been unreasonably withheld).

                (ii) Each Holder will, if Registrable Securities held by such
            Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Corporation, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Corporation's securities covered by such a registration statement, each person who controls the Corporation or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and Other Stockholder, and each of their officers, directors, and partners, and each person controlling such Holder or Other Stockholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged

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         omission) to state therein a material fact required to be stated
         therein or necessary to make the statements therein not misleading, and will reimburse the Corporation and such Holders, Other Stockholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Corporation by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall an indemnity under this Paragraph 8(e) exceed the gross proceeds from the offering received by such Holder.

                  (iii) Each party entitled to indemnification under this Paragraph 8(e) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Paragraph 8, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

                  (iv) If the indemnification provided for in this Paragraph 8(e) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand




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         and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                 (v) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

         (f) Information by Holder. Each Holder of Registrable Securities shall furnish to the Corporation such information regarding such Holder and the distribution proposed by such Holder as the Corporation may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Paragraph 8.

         (g) Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Corporation agrees to use its best efforts to:

                 (i) Make and keep public information regarding the Corporation available as those terms are understood and defined in Rule 144 under the Securities Act;

                 (ii) File with the Commission in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements;

                 (iii) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Corporation as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Corporation, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

         (h) Transfer or Assignment of Registration Rights. The rights to cause the Corporation to register securities granted to a Holder by the Corporation under this Paragraph 8 may be transferred or assigned by a Holder only to a transferee or assignee

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of not less than 250,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), provided that the Corporation is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and, provided further, that the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Paragraph 8.

         (i) "Market Stand-Off" Agreement. If requested by the Corporation and an underwriter of Common Stock (or other securities) of the Corporation, a Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Corporation held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of a registration statement of the Corporation filed under the Securities Act, provided that:

                 (i) such agreement shall only apply to the first such registration statement of the Corporation, including securities to be sold on its behalf to the public in an underwritten offering; and

                 (ii) all officers and directors of the Corporation and holders of at least one percent (1%) of the Corporation's voting securities are bound by and have entered into similar agreements.

         The obligations described in this Paragraph 8(i) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar form that may be promulgated in the future. The Corporation may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty
(180) day period.

         (j) Allocation of Registration Opportunities. In any circumstance in which all of the Registrable Securities and other shares of Common Stock of the Corporation (including shares of Common Stock issued or issuable upon exercise of the Warrants) with registration rights (the "Other Shares") requested to be included in a registration on behalf of the Holders or other selling stockholders cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of shares of Registrable Securities and Other Shares that may be so included shall be allocated among the Holders and other selling stockholders requesting inclusion of shares pro rata on the basis of the number of shares of Registrable Securities and Other Shares that would be held by such Holders and other selling stockholders, assuming conversion; provided, however, that such allocation shall not operate to reduce the aggregate number of Registrable Securities and Other Shares to be included in such registration, if any Holder or other selling stockholder does not request inclusion of the

STOCK PURCHASE AGREEMENT - Page 12
maximum number of shares of Registrable Securities and Other Shares allocated to him pursuant to the above-described procedure, the remaining portion of his allocation shall be reallocated among those requesting Holders and other selling stockholders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Registrable Securities and Other Shares which would be held by such Holders and other selling stockholders, assuming conversion, and this procedure shall be repeated until all of the shares of Registrable Securities and Other Shares which may be included in the registration on behalf of the Holders and other selling stockholders have been so allocated. The Corporation shall not limit the number of Registrable Securities to be included in a registration pursuant to this Agreement in order to include shares held by stockholders with no registration rights.

         (k) Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Paragraph 8.

         (l) Termination of Registration Rights.

             (i) Except as set forth in subparagraph (ii) below, the right of any Holder to request registration or inclusion in any registration pursuant to Paragraph 8(b), 8(c) or 8(d) shall terminate on such date as all shares of Registrable Securities held or entitled to be held upon exercise by such Holder may immediately be sold under Rule 144 during any 90-day period.

             (ii) The provisions of subparagraph (i) above shall not apply to any Holder who owns more than one percent (1%) of the Corporation's outstanding stock until the earlier of (x) such time as such Holder owns less than one percent (1%) of the outstanding stock of the Corporation, or (y) the expiration of five (5) years after the date of this Agreement.

             (iii) The right of any Holder to request registration or inclusion in any registration pursuant to Paragraph 8(b), 8(c) or 8(d) shall not apply if the Holders propose to dispose of Shares that may be disposed of under Rule 144.

         9. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified mail, postage prepaid, return receipt requested and addressed as follows:

                 If to Purchaser:               Pat Robertson
                                                977 Centerville Turnpike
                                                Virginia Beach, VA 23463

                 If to the Corporation:         10575 Newkirk
                                                Suite 780
                                                Dallas, TX 75220
                                                Attn: Clinton Howard, President


STOCK PURCHASE AGREEMENT - Page 13

         Any party may change his respective address by written notice thereof to the other parties pursuant to this Paragraph.

         10. Counterparts. This Agreement may be executed in two or more identical counterparts. Each such counterpart shall be deemed an original, but together all such counterparts shall constitute one in the same instrument.

         11. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         12. Amendment. This Agreement contains the entire agreement between the parties hereto and cannot be amended or altered except in writing executed by the parties hereto.

         13. Entire Agreement. This Agreement constitutes the sole, complete and only agreement between the parties hereto as to the subject matter hereof, and supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day first written above.


                                      GLOBENET INTERNATIONAL, INC.

/s/ PAT ROBERTSON                     By:  /s/ CLINTON H. HOWARD
-------------------------------          ---------------------------------------
PAT ROBERTSON                         Name: Clinton H. Howard
                                           -------------------------------------
                                      Title: President
                                            ------------------------------------



STOCK PURCHASE AGREEMENT - Page 14